UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)*

i3 Verticals, Inc.
(Name of Issuer)

Class A common stock, par value $0.0001 per share
(Title of Class of Securities)

46571Y107
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

__________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	46571Y107

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HMP III Equity Holdings, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,759,478

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,759,478

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,478

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No	46571Y107

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Harbert Mezzanine Partners III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,759,478

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,759,478

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,478

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No	46571Y107

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HMP III GP LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,759,478

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,759,478

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,478

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No	46571Y107

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Harbert Management Corporation

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,759,478

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,759,478

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,478

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No	46571Y107

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Harbert Fund Advisors, Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,759,478

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,759,478

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,478

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA, CO

CUSIP No	46571Y107

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Raymond Harbert

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,759,478

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,759,478

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,478

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No	46571Y107

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

John Harrison

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,759,478

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,759,478

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,478

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No	46571Y107

Item 1.	(a).	Name of Issuer:

i3 Verticals, Inc.

	(b).	Address of Issuer's Principal Executive Offices:

40 Burton Hills Blvd., Suite 415 Nashville, TN 37215 United States of America

Item 2.	(a).	Name of Person Filing:

HMP III Equity Holdings, LLC Harbert Mezzanine Partners III, L.P. HMP III GP, LLC Harbert Management Corporation Harbert Fund Advisors, Inc. Raymond Harbert John Harrison

	(b).	Address of Principal Business Office, or if None, Residence:

HMP III Equity Holdings, LLC

2100 Third Avenue North, Suite 600

Birmingham, Alabama 35203

United States of America

Harbert Mezzanine Partners III, L.P.

2100 Third Avenue North, Suite 600

Birmingham, Alabama 35203

United States of America

HMP III GP, LLC

2100 Third Avenue North, Suite 600

Birmingham, Alabama 35203

United States of America

Harbert Management Corporation

2100 Third Avenue North, Suite 600

Birmingham, Alabama 35203

United States of America

Harbert Fund Advisors, Inc.

2100 Third Avenue North, Suite 600

Birmingham, Alabama 35203

United States of America

Raymond Harbert

2100 Third Avenue North, Suite 600

Birmingham, Alabama 35203

United States of America

John Harrison

2100 Third Avenue North, Suite 600

Birmingham, Alabama 35203

United States of America

(c)	Citizenship:

HMP III Equity Holdings, LLC – Delaware

Harbert Mezzanine Partners III, L.P. – Delaware

HMP III GP, LLC – Delaware

Harbert Management Corporation – Alabama

Harbert Fund Advisors, Inc. – Alabama

Raymond Harbert – United States of America

John Harrison – United States of America

(d).	Title of Class of Securities:

Class A common stock, par value $0.0001 per share

(e).	CUSIP Number:

46571Y107

Item 3.		If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

	(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

	(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

	(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

	(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

	(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

HMP III Equity Holdings, LLC – 1,759,478 *

Harbert Mezzanine Partners III, L.P. – 1,759,478

HMP III GP, LLC – 1,759,478

Harbert Management Corporation – 1,759,478

Harbert Fund Advisors, Inc. – 1,759,478

Raymond Harbert – 1,759,478

John Harrison – 1,759,478

*The securities are held in an account of HMP III Equity Holdings, LLC and may be deemed to be beneficially owned by the other reporting persons.

	(b)	Percent of class:

HMP III Equity Holdings, LLC – 6.7%

Harbert Mezzanine Partners III, L.P. – 6.7%

HMP III GP, LLC – 6.7%

Harbert Management Corporation – 6.7%

Harbert Fund Advisors, Inc. – 6.7%

Raymond Harbert – 6.7%

John Harrison – 6.7%

	(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote
HMP III Equity Holdings, LLC – 0 Harbert Mezzanine Partners III, L.P. – 0 HMP III GP, LLC – 0 Harbert Management Corporation – 0 Harbert Fund Advisors, Inc. – 0 Raymond Harbert – 0 John Harrison – 0
(ii) Shared power to vote or to direct the vote

HMP III Equity Holdings, LLC – 1,759,478

Harbert Mezzanine Partners III, L.P. – 1,759,478

HMP III GP, LLC – 1,759,478

Harbert Management Corporation – 1,759,478

Harbert Fund Advisors, Inc. – 1,759,478

Raymond Harbert – 1,759,478

John Harrison – 1,759,478

(iii)	Sole power to dispose or to direct the disposition of
HMP III Equity Holdings, LLC – 0 Harbert Mezzanine Partners III, L.P. – 0 HMP III GP, LLC – 0 Harbert Management Corporation – 0 Harbert Fund Advisors, Inc. – 0 Raymond Harbert – 0 John Harrison – 0
(iv)	Shared power to dispose or to direct the disposition of

HMP III Equity Holdings, LLC – 1,759,478

Harbert Mezzanine Partners III, L.P. – 1,759,478

HMP III GP, LLC – 1,759,478

Harbert Management Corporation – 1,759,478

Harbert Fund Advisors, Inc. – 1,759,478

Raymond Harbert – 1,759,478

John Harrison – 1,759,478

The ownership information above represents beneficial ownership of Class A common stock of the Issuer based on 9,160,720 shares of Class A common stock outstanding as of January 18, 2019, and the assumed conversion of all 17,149,570 common units of i3 Verticals, LLC outstanding as of January 18, 2019 into shares of Class A common stock of the Issuer on a one-to-one basis, as reported in the Issuer’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 25, 2019.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

N/A

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2019
(Date)

HMP III Equity Holdings, LLC

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

Harbert Mezzanine Partners III, L.P.

By HMP III GP, LLC, its general partner

By: /s/ John McCullough

John McCullough

Executive Vice President and General Counsel

HMP III GP, LLC*

By: /s/ John McCullough

John McCullough

Executive Vice President and General Counsel

Harbert Management Corporation*

By: /s/ John McCullough

John McCullough

Executive Vice President and General Counsel

Harbert Fund Advisors, Inc.*

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

/s/ Raymond Harbert*
Raymond Harbert /s/ John Harrison* John Harrison

* This Reporting Person disclaims beneficial ownership in the Common Stock, except to the extent of his or its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2019 relating to the Class A common stock, par value $0.0001 per share, of i3 Verticals, Inc. shall be filed on behalf of the undersigned.

HMP III Equity Holdings, LLC

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

Harbert Mezzanine Partners III, L.P. By HMP III GP, LLC, its general partner By: /s/ John McCullough John McCullough Executive Vice President and General Counsel

HMP III GP, LLC

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

Harbert Management Corporation

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

Harbert Fund Advisors, Inc.

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

/s/ Raymond Harbert
Raymond Harbert

/s/ John Harrison
John Harrison